Exhibit 99.1

December 5, 2008

Press Release

Kentucky Bank Parent Announces Dividend

Paris, Kentucky - Kentucky Bancshares Inc., parent holding company for Kentucky Bank, announced today a quarterly dividend to shareholders. The payout will be 28 cents per share. This will bring dividends for the full year to $1.12, up from $1.08 in 2007.

The current payment will be made December 31 to shareholders of record at the close of business on December 19, 2008.

Kentucky Bancshares President Louis Prichard made the announcement. "We are very pleased to return a portion of our earnings to shareholders in the form of dividends. This stream of income is an important return on their investment. These are challenging times for all financial institutions. Our focus remains on loan quality, maintaining a strong balance sheet and attracting new customers for future growth."

Kentucky Bank was founded in 1851 and is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, North Middletown, Sandy Hook, Versailles, Wilmore, and Winchester. It ranks 15th in size among the state's 181 banks. Shares of the parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.OB.



Contact:  Gregory J. Dawson
          Chief Financial Officer